FOR IMMEDIATE RELEASE - page 1 of 3

Harold's Stores, Inc. Reports First Quarterly Profit in Nearly Four Years

25.6% comparable store sales increase yields net income of $1 million

Dallas, TX - December 2, 2003 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today net income of $1.0 million, or $0.04 per diluted share ($0.10 per basic share) as compared to a net loss of $2.1 million, or $0.39 per diluted and basic share for the third quarter of last year. The Company last reported profitability during first quarter of 2000, when net income was $44,000.

Strong regular price selling in the Company's full-line retail stores led to increased comparable store sales for the quarter of 27.2%, while outlet comparable store sales increased 2.7%. The Company's total comparable store sales increased 25.6% for the quarter.

Net sales for the third quarter reached $23.9 million, an 11.7% increase from total third quarter sales of $21.4 million during the same period of the previous year despite the closing of eight store locations during the first half of the current year.

"We are very pleased with our third quarter results. To achieve meaningful profitability for the first time in four years is a tribute to the hard work that all our associates have invested in this great brand, producing strong comparable store sales increases of 25.6%. Gross margins increased to 38.1% of sales during the quarter as compared to last year's 31.4%. Selling, general and administrative expenses were well controlled and declined significantly over the prior year. Our efforts to restructure and turn Harold's business are clearly visible at this juncture," said Clark Hinkley, Chief Executive Officer.

Mr. Hinkley continued, "Customer response to our fall and early holiday merchandise was very strong and has remained strong into the fourth quarter. We continue to be very encouraged by this response and feel that our inventory levels, which are in line with our plans and current sales trends, are appropriate for the important month of December. We remain excited about our business prospects for the remainder of this year."

Year-to-date comparable store sales increased 15.5% in the full-line retail stores, while outlet sales declined 8.5%. Total Company comparable store sales were up 13.5% year-to-date. Net sales for the year-to-date period were $68.1 million as compared to $65.0 million for the same period in the prior year, an increase of 4.8%.

During the year-to-date period ending November 1, 2003, the net loss was $3.3 million or $0.72 per diluted and basic share as compared to a net loss of $9.1 million or $1.58 per diluted and basic share for the same period last year. Included in the year-to-date results of 2003 are costs associated with the closing of eight unprofitable stores and an event conducted to liquidate excess inventory. Nearly one-half of the reported loss in the current year-to-date period was represented by the $1.6 million in store closing expenses recorded in the first half of the year. Excluding these store closing expenses, the net loss for the current year-to-date was $1.7 million or $0.46 per diluted and basic share.

Hinkley also noted the completion of the renovation and expansion of two key Midwestern locations: St. Louis, Missouri and Omaha, Nebraska. Omaha was notable because it had been selected as the recipient of the Company's store of the year for 2002. The Omaha location has been open since 1993 and St Louis since 1995. During the renovation of both locations, the Company was able to implement new prototypical features it has been planning for future Harold's store design.

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Founded in 1948 and headquartered in Norman, Oklahoma, Harold's Stores, Inc. currently operates 39 full-line upscale ladies' and men's specialty stores and three outlets in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2003 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:

Jodi L. Taylor

Chief Financial Officer

Harold's Stores, Inc.

405-329-4045

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HAROLD'S STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands Except Per Share Data)

	13 Weeks Ended		39 Weeks Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Sales	$ 23,863	$ 21,355	$ 68,118	$ 65,019

Costs and expenses:
Costs of goods sold (including occupancy and central buying expenses, exclusive of items shown separately below)	14,776	14,655	46,033	47,908

Selling, general and administrative expenses	6,947	7,525	20,325	22,260

Depreciation and amortization	909	980	2,817	2,967

Store closing expenses	-	-	1,630	-

Interest expense	221	325	650	940

	22,853	23,485	71,455	74,075

Income (loss) before income taxes	1,010	(2,130)	(3,337)	(9,056)

(Provision) benefit for income taxes	-	-	-	-

Net income (loss)	$ 1,010	$ (2,130)	$ (3,337)	$ (9,056)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK: Net income (loss)	$ 1,010	$ (2,130)	$ (3,337)	$ (9,056)

Less: Preferred stock dividends	381	234	1,083	583

Net income (loss) applicable to common stock	$ 629	$ (2,364)	$ (4,420)	$ (9,639)

Net income (loss) per common share:
Basic	$ 0.10	$ (0.39)	$ (0.72)	$ (1.58)
Diluted	$ 0.04	$ (0.39)	$ (0.72)	$ (1.58)